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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           AVIATION DISTRIBUTORS, INC.

                    -----------------------------------------
                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
                    -----------------------------------------

          Aviation Distributors, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

          FIRST: Article 5.3 of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

          1. The Board of Directors shall consist of not less than three nor more than twelve directors, with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1997 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1998 annual meeting of stockholders; and the term of the initial Class

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     III directors shall terminate on the date of the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Directors of the Corporation may be removed by the stockholders of the Corporation with or without cause. Notwithstanding the foregoing, whenever the holders of any one or


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     more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, except that such directors so elected shall not be divided into classes pursuant to this Section 5.3 unless expressly provided by the terms of the certificate of designations therefor.

          SECOND:  The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 11 day of December, 1996.

                              Aviation Distributors, Inc.


                              By: /s/ OSAMAH S. BAKHIT
                                 ---------------------------------
                                   Osamah S. Bakhit
                                   Chief Executive Officer


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